Exhibit 99.1

Clarus Corporation

2084 East 3900 South,

Salt Lake City, Utah 84124

September 18, 2017

Via Regular Mail and Email (thasara@kennedycapital.com)

Niraj Shah

Kennedy Capital Management, Inc.

10829 Olive Boulevard

St. Louis, MO 63141

Dear Mr. Shah:

I am responding to Tim Hasara’s request that Kennedy Capital Management, Inc. and its Affiliates (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) (collectively, “Kennedy”) be permitted under Clarus Corporation’s (the “Company”) Rights Agreement dated as of February 12, 2008 (the “Rights Agreement”) to acquire beneficial ownership in excess of 4.9% of the Company’s outstanding shares of common stock. We note that Kennedy has beneficial ownership of 1,438,055 shares of the Company’s common stock, as publicly disclosed by Kennedy in the Schedule 13F for the quarter ended June 30, 2017, filed by it with the Securities and Exchange Commission on August 10, 2017, which represents approximately 4.8% of the Company’s outstanding shares of common stock.

The Company’s Board of Directors has considered Kennedy’s request to acquire beneficial ownership in excess of 4.9% of the Company’s outstanding shares of common stock, and has determined to approve Kennedy’s request to increase its current beneficial ownership to in excess of 4.9% of the Company’s outstanding shares of common stock, provided that the foregoing determination is conditioned upon, and subject to Kennedy: (i) not increasing such beneficial ownership to in excess of 7.5% of the Company’s outstanding shares of common stock; (ii) remaining continuously eligible to report its ownership of the Company’s common stock on Schedule 13G; and (iii) increasing such beneficial ownership to in excess of 4.9% of the Company’s outstanding shares of common stock on or before the twelve month anniversary of the date of this letter.

Please note that in the event that Kennedy increases its beneficial ownership to in excess of 4.9% of the Company’s outstanding shares of common stock and then subsequently reduces its beneficial ownership to below 4.9%, the approval granted pursuant to this letter shall immediately terminate and Kennedy would need to obtain a new approval from the Company’s Board of Directors before seeking to again increase its beneficial ownership to in excess of 4.9% of the Company’s outstanding shares of common stock.

Should you have any further questions, please do not hesitate to contact me.

Very truly yours,

CLARUS CORPORATION

By:	/s/ Aaron J. Kuehne
	Name:	Aaron J. Kuehne
	Title:	Chief Administrative Officer and Chief Financial Officer

Accepted and Agreed to

as of the Date First Set Forth Above:

Kennedy Capital Management, Inc.

By: /s/ Niraj Shah

Name: Niraj Shah

Title: Chief Operating Officer